Exhibit 10.1

11215 Metro Parkway
Fort Myers, Florida 33966
(239) 277-6200
June 8, 2011
Ms. Pamela Knous
2617 Euclid Place
Minneapolis, MN 55408
Dear Pam:
It is with great pleasure that we offer you the opportunity to join Chico’s FAS, Inc. as our Executive Vice President, Chief Financial Officer. As you are aware, we are a fast-growing, respected organization within which this position is a key driver of our success. As one of the top specialty retailers we offer tremendous opportunity for personal and professional growth. Please let this letter serve as an offer to join Chico’s FAS, Inc. and your acceptance of that offer. The following will outline the specifics:

Position:	Executive Vice President, Chief Financial Officer

Reports to:	President & CEO

Start Date:	June 23, 2011

Base Salary:	$550,000 annually

Sign On Bonus:	$100,000 payable within 30 days of start date, less applicable taxes (contingent upon receipt of signed repayment agreement).

Bonus Plan:	Target of 70% of base salary earned during the performance period, which is contingent upon the achievement of corporate financial objectives. The terms of the bonus, including eligibility, payouts and objectives, may be modified from time to time. All payouts are based on fiscal year business results, prorated for time in role, and can vary from zero (0) to a maximum of 175% of your target bonus potential. Bonus is typically paid in March.

You will be provided with a bonus guarantee of 100% of target bonus potential without proration for time in roll for the FY 11 plan year.

Restricted Stock	A one-time grant of 75,000 restricted shares to be issued during the first open window period for stock acquisition after your date of hire. These options will vest over a 3-year period, with one-third vesting each year on the anniversary of the grant date.

Equity Awards:
Stock Options	A one-time grant of 25,000 non-qualified stock options at Fair Market value to be issued during the first open window period for stock acquisition after your date of hire. These options will vest over a 3-year period, with one-third vesting each year on the anniversary of the grant date.

You will be eligible for additional equity grants as determined by management.

Time Off:	You will be eligible for 20 days of Paid Time Off (PTO) for each full year of employment. This is an accrued benefit that you start to earn on your date of hire.

Annual Review:	You will be eligible for the FY 11 performance appraisal process prorated for time in position.
You will also be eligible to participate in Chico’s FAS, Inc. comprehensive benefits program outlined below:

Group Insurance Plan:	Medical/Dental/Vision/Prescription Drug Program

Eligibility Date: Effective your first day of active employment or at any time that you have any “qualifying event” pursuant to IRS rules.

Life Insurance:	The company provides term insurance equal to IX your base salary as well as accidental death and dismemberment insurance equal to IX your base salary. Supplemental insurance is available for purchase.

Eligibility Date: Effective your first day of active employment

401(k) Plan:	You may participate with an eligible deferral of 1-100% of your compensation (subject to an IRS maximum), with a match of 50% of the first 6% of compensation you defer. You will be able to roll over existing qualified funds immediately.

Eligibility Date: First quarter after 12 months of employment

Deferred Compensation Plan (Optional):	As a highly compensated Associate, you will be immediately eligible to participate in the Chico’s FAS, Inc.’s Deferred Compensation Plan. You will have the opportunity to defer pre-tax compensation (less applicable FICA/Medicare tax withholding). You may defer up to 80% of your base salary payable during the current calendar year, and up to 100% of your bonus.

Stock Purchase Plan:	You will have an opportunity to purchase Chico’s FAS, Inc. stock directly from the company, two times a year, in March and September offering periods.

Eligibility Date: First offering period following one year of employment.

Executive Benefits:	Disability Income Protection
As a qualifying executive, you will be eligible for Chico’s FAS, Inc.’s Supplemental Disability Insurance program. This program provides an increased level of income protection should you become disabled. Full details of the program are available from the Benefits group.

As a qualifying executive, you are eligible to have one company paid physical per year at a participating Mayo Clinic location as part of our Health and Wellness benefits.

Eligibility Date: Effective your first day of employment.
Relocation:
•	In order to ensure a successful relocation, you will be provided relocation assistance as detailed in the Tier I Relocation Policy previously provided, and the benefits will continue for up to 24 months.

•	Pursuant to your relocation benefits as stated above, you will be eligible for company-paid temporary housing, as agreed suitable by both parties, until your home in Minneapolis sells.

•	In accordance with this relocation policy, you will receive a miscellaneous allowance of $10,000 less applicable taxes.
We hope you view this opportunity as a chance to have a positive impact while enjoying a challenging and rewarding career. Nonetheless, please understand that Chico’s FAS, Inc. is an at-will employer. That means that either you or the company is free to end the employment relationship at any time, with or without notice or cause. By accepting our offer of employment, you acknowledge the at-will nature of our relationship. This offer is contingent upon the successful completion of references and background check. Additionally, you represent that you are not a party to any agreement that would bar or limit the scope of your employment with us.
We are looking forward to having you on our team. Let me be the first to welcome you aboard! We are sure you will find it a challenging and rewarding experience. If you have any questions, please feel free to contact us at the number(s) indicated below.

Sincerely,
Contact Information
/s/ David F. Dyer	Please call me for questions.
David F. Dyer	Sara Stensrud
President & CEO	(239) 274-4395
Please return signed copy
I accept the terms and conditions of the offer as outlined above:

/s/ Pamela Knous
Pamela Knous